Exhibit 99.5

PRIMORIS SERVICES CORPORATION

SEPTEMBER 30, 2012

AND DECEMBER 31, 2011

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Primoris Services Corporation

Index to Unaudited Pro Forma Combined Financial Statements

Page

Unaudited Pro Forma Combined Financial Statements:
Introduction to Unaudited Pro Forma Combined Financial Statements	1
Pro Forma Combined Balance Sheet as of September 30, 2012 (Unaudited)	2
Pro Forma Combined Statement of Income for the Nine Months Ended September 30, 2012 (Unaudited)	3
Pro Forma Combined Statement of Income for the Year Ended December 31, 2011 (Unaudited)	4
Notes to Pro Forma Combined Financial Statements (Unaudited)	5-6

PRIMORIS SERVICES CORPORATION

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Transaction Summary

On November 19, 2012, Primoris Services Corporation, a Delaware corporation (“we,” “us,” “our,” “Primoris” or the “Company”),

purchased all of the issued and outstanding shares of stock of Q3 Contracting, Inc., a privately-held Minnesota corporation (“Q3C”).

The material terms of the transaction were previously disclosed in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on November 15, 2012.  The following description of the Purchase Agreement is not intended to be complete and is qualified in its entirety by the complete text of the Purchase Agreement, which was filed as Exhibit 2.1 to our Current Report on Form 8-K as filed with the Commission on November 15, 2012, and which is incorporated herein by reference.

Pursuant to the Stock Purchase Agreement, dated November 8, 2012 (the “Purchase Agreement”) with Q3C, all of the shareholders of Q3C (collectively the “Shareholders”) and Jay P. Osborn, as representative of the Shareholders (the “Representative”), the issued and outstanding shares of Q3C were sold and transferred by the Shareholders to Primoris on November 19, 2012 and Primoris paid approximately $48.12 million in initial cash consideration.  Additionally, the Company committed to issue Primoris stock valued at $0.43 million based on the average closing price of our stock for the month of December 2012. We will issue 29,273 shares of common stock in February 2013 based on that formula.  Of the initial cash amount, $4 million was placed in an escrow or held back to secure certain obligations and agreements of the Shareholders under the Purchase Agreement.  In December 2012, $1 million of the holdback amount was release to shareholders.  Additional cash will be provided subject to Q3C’s attaining certain specified financial goals, with a maximum potential payout of $10 million. The incentive provisions are based on Q3C’s achieving certain financial targets using income before interest, taxes, depreciation and amortization (“EBITDA”), as that term is defined in the Purchase Agreement. As a result, and assuming that the earnout consideration is earned, the total consideration payable to the Shareholders pursuant to the Purchase Agreement may be approximately $58.12 million.

The Purchase Agreement contains covenants, representations and warranties of the Company, Q3C and the Shareholders that are customary for transactions of this type. Prior to the closing of the transaction, and other than with respect to the Purchase Agreement, neither we nor any of our officers, directors, affiliates or any of their associates had any material relationship with Q3C, the Shareholders or the Representative.

Consideration

Cash

On November 19, 2012, we paid the Shareholders approximately $48.12 million in cash. Of that amount, we placed $3.0 million of the cash consideration in an escrow account and held back $1.0 million, as discussed below.

Earnout Consideration

First Earnout Period

Subject to certain specified adjustments, if Q3C’s EBITDA for the period commencing November 18, 2012 and ending December 31, 2013 is equal to or greater than $17.7 million, we have agreed to pay the Shareholders $3.75 million in cash. An additional cash payment of $1.25 million will be paid if Q3C’s EBITDA equals or exceeds $19.7 million for the same period.

Second Earnout Period

Subject to certain specified adjustments, if Q3C’s EBITDA for the twelve month period commencing January 1, 2014 and ending December 31, 2014 is equal to or greater than $19.0 million, we have agreed to pay the Shareholders $3.75 million in cash. An additional cash payment of $1.25 million will be paid if Q3C’s EBITDA equals or exceeds $22.0 million for the same period.

Potential Adjustment to Consideration

The Purchase Agreement provided that the cash paid at closing will be reduced by the amount, if any, by which the stockholders equity, as indicated on Q3C’s balance sheet as of the closing date, is less than approximately $18.86 million.

Escrow Account

An additional $3.0 million of the cash consideration was placed in an escrow account until the earlier of 18 months after the closing date or the date that the audit of our financial statements for the fiscal year ended December 31, 2013 is completed. This amount will be used to provide a source of indemnity against specified damages to us, as described in the Purchase Agreement.

Management

In connection with the Purchase Agreement, certain of Q3C’s key employees entered into employment and noncompetition agreements with us, effective as of the closing date.  Prior to the closing of the transaction, and other than with respect to the Purchase Agreement, neither we nor any of our officers, directors, affiliates or any of their associates had any material relationship with Q3C, the Shareholders or the Representative.

Pro Forma for Q3C

The following unaudited pro forma combined consolidated financial statements are based on the historical financial statements of Primoris and Q3C after giving effect to the acquisition, and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma combined financial statements, as prescribed by the Securities and Exchange Commission guidelines.

The following unaudited pro forma combined balance sheet as of September 30, 2012 is presented as if the purchase had occurred on September 30, 2012.  The unaudited pro forma combined statements of income for the nine months ended September 30, 2012, and the year ended December 31, 2011, are presented as if the purchase had occurred on January 1, 2011 with recurring acquisition-related adjustments reflected in each of these periods.

The historical consolidated financial information has been adjusted in the unaudited pro forma combined financial data to give effect to pro forma events that are, based upon available information and certain assumptions, (i) directly attributable to the acquisition, (ii) factually supportable and reasonable under the circumstances, and (iii) with respect to the statement of income, expected to have a continuing impact on the combined results.

Pro Forma for Other Acquisitions

During the nine months ended September 30, 2012, the Company completed three other acquisitions.  Individually or in the aggregate, these acquisitions are not considered significant under ASC Topic 805 and SEC guidelines.  The acquisitions were as follows:

1.                                      On March 12, 2012, the Company entered into an asset purchase agreement with Sprint Pipeline Services, L.P. (“Sprint”) for consideration valued at $28.4 million.

2.                                      On May 30, 2012, the Company entered into an asset purchase agreement with Silva Contracting Company, Inc., Tarmac Materials, LLC and C3 Interest, LLC (collectively “Silva”) for consideration valued at $14.1 million.

3.                                      On September 28, 2012, the Company executed an asset purchase agreement with The Saxon Group (“Saxon”) for consideration valued at $3.0 million.

The Sprint, Silva and the Saxon acquisitions (the “Other Acquisitions”) are described more fully in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

Our historical results for the periods prior to the above acquisition dates do not include the effects of the Other Acquisitions.  The following unaudited pro forma combined financial statements present pro forma information of the acquisitions for the twelve months ended December 31, 2011 and for the periods prior to their acquired dates during the nine months ended September 30, 2012, as if the Other Acquisitions had occurred on January 1, 2011.

The Q3C and Other Acquisitions are being accounted for under the acquisition method of accounting in accordance with the Financial Accounting Standard Board (“FASB”), Accounting Standard Codification or ASC 805-10 topic for “Business Combinations”.  Management has estimated the fair value of tangible and intangible assets acquired and liabilities assumed based on preliminary estimates and assumptions.  These preliminary estimates and assumptions could change significantly during the purchase price measurement period as we finalize the valuations of the net tangible assets and intangible assets.  Any change could result in material variances between our future financial results and the amounts presented in these unaudited combined financial statements, including variances in fair values recorded, as well as expenses associated with these items.

The following unaudited pro forma combined financial statements are prepared for illustrative purposes only and are not necessarily indicative of or intended to represent the results that would have been achieved had the acquisition been consummated as of the dates indicated or that may be achieved in the future.  For example, the unaudited pro forma combined financial statements do not reflect any operating efficiencies, associated cost savings or additional costs that we may achieve with respect to the combined companies.

The unaudited pro forma combined financial statements should be read in conjunction with Primoris’ historical consolidated financial statements and accompanying notes included in its Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, the historical consolidated financial statements of Q3C for the year ended December 31, 2011 (Exhibit 99.2 to this Form 8-K/A), the historical unaudited consolidated financial statements of Q3C as of and for the nine months ended September 30, 2012 (Exhibit 99.4 to this Form 8-K/A) and other information contained in this Form 8-K/A.

Primoris Services Corporation

Pro Forma Combined Balance Sheet

As of September 30, 2012

(Unaudited)

(Amounts in thousands)

	(Note A) Primoris reported at 9/30/12	(Note B) Q3C at 9/30/12	Pro Forma Adjustments	Notes	Proforma Combined
Current assets:
Cash and cash equivalents	$76,654	256	(48,116)	D	$28,794
Short term investments	6,380	—			6,380
Customer retention deposits & restricted cash	34,814	—			34,814
Accounts receivable, net	263,144	15,347			278,491
Costs and estimated earnings in excess of billings	63,931	4,646			68,577
Inventory	37,334	186			37,520
Deferred tax assets	10,659	—			10,659
Prepaid expenses and other current assets	7,992	658			8,650
Total current assets	500,908	21,093	(48,116)		473,885

Property and equipment, net	159,369	18,322	2,300	E	179,991
Other assets	—	22			22
Investment in non-consolidated entities	12,322	432			12,754
Goodwill	104,019	—	14,726	F	118,745
Intangible assets	32,452		21,550	G	54,002
Total assets	$809,070	$39,869	$(9,540)		$839,399

Current liabilities:
Accounts Payable	$133,098	2,151			$135,249
Billings in excess of costs and estimated earnings	145,582	—			145,582
Accrued expenses and other current liabilities	84,783	6,208	640	D & H	91,631
Distributions and dividends payable	1,542	—			1,542
Current portion of long-term debt and capital leases	19,763	517	—		20,280
Contingent consideration - earnout – current portion	10,050	—	—		10,050
Total current liabilities	394,818	8,876	640		404,334

Long-term debt and capital leases, net of current portion	61,942	13,575			75,517
Deferred tax liabilities	21,079	—			21,079
Other long-term liabilities	10,104	—			10,104
Contingent consideration - earnout liability	4,879	—	7,448	I	12,327
Total liabilities	492,822	22,451	7,088		523,361

Stockholders equity:
Common Stock	5	—			5
Additional paid-in capital	155,605	560	(560)	J	155,605
Retained earnings	160,038	16,858	(17,068)	J & H	159,828
Noncontrolling interest	600	—			600
Total stockholder’s equity	316,248	17,418	(17,628)		316,038
Total liabilities and stockholders’ equity	$809,070	$39,869	$(9,540)		$839,399

PRIMORIS SERVICES CORPORATION

PRO FORMA COMBINED STATEMENT OF INCOME

For the nine months ended September 30, 2012

(Unaudited)

(Amounts in thousands, except per share amounts)

			(Note C)
	(Note A) Primoris	(Note B) Q3C	Other Acquisitions	Pro Forma Adjustment	Notes	Pro Forma Combined

Revenues	$1,060,851	$76,774	$41,697			$1,179,322
Cost of revenues	922,960	62,240	37,798	525	E	1,023,523

Gross Profit	137,891	14,534	3,899	(525)		155,799

Selling, general and administrative expenses	69,684	5,720	6,570	2,166	I & G	84,140
Operating income	68,207	8,814	(2,671)	(2,691)		71,659

Income from non-consolidated entities	895	—	—			895
Foreign exchange gain (loss)	(30)	—	—			(30)
Other income (expense), net	(961)	433	(660)	(653)	I	(1,841)
Interest income	143	—	—			143
Interest (expense)	(3,044)	(153)	(217)	—		(3,414)
Total other income (expense)	(2,997)	280	(877)	(653)		(4,247)

Income before income taxes	65,210	9,094	(3,548)	(3,344)		67,412

Provision for income taxes	(24,875)	(3,547)	1,384	1,304	K	(25,734)

Net income (loss)	$40,335	$5,547	$(2,164)	$(2,040)		$41,678

Net income attributable to noncontrolling interests	(600)	—	—	—		(600)

Net income (loss) attrib to Primoris	$39,735	$5,547	$(2,164)	$(2,040)		$41,078

Earnings per share
Basic	$0.77					$0.80
Diluted	$0.77					$0.80

Weighted average shares outstanding
Basic	51,387			12	L	51,399
Diluted	51,402			12	L	51,414

PRIMORIS SERVICES CORPORATION

PRO FORMA COMBINED STATEMENT OF INCOME

For the year ended December 31, 2011

(Unaudited)

Amounts in thousands, except per share amounts

			(Note C)
	(Note A)	(Note B)	Other	Pro Forma		Pro Forma
	Primoris	Q3C	Acquisitions	Adjustment	Notes	Combined

Revenues	$1,460,150	$83,824	$130,432			$1,674,406
Cost of revenues	1,274,947	67,441	123,045	1,251	E	1,466,684

Gross Profit	185,203	16,383	7,387	(1,251)		207,722

Selling, general and administrative expenses	86,204	7,395	14,957	3,018	I & G	111,574
Operating income	98,999	8,988	(7,570)	(4,269)		96,148

Income from non-consolidated entities	4,018	—	—			4,018
Foreign exchange gain (loss)	(96)	—	—			(96)
Other income (expense), net	(1,088)	53	(37)	(1,678)	I	(2,750)
Interest income	331	—	2			333
Interest (expense)	(5,431)	(93)	(1,263)	—		(6,787)
Total other income (expense)	(2,266)	(40)	(1,298)	(1,678)		(5,282)

Income before income taxes	96,733	8,948	(8,868)	(5,947)		90,866

Provision for income taxes	(38,174)	(3,490)	3,459	2,319	K	(35,886)

Net income (loss)	$58,559	$5,458	$(5,409)	$(3,628)		$54,980

Net income attributable to noncontrolling interests	—	—	—	—		—

Net income (loss) attrib to Primoris	$58,559	$5,458	$(5,409)	$(3,628)		$54,980

Earnings per share
Basic	$1.15					$1.08
Diluted	$1.14					$1.07

Weighted average shares outstanding
Basic	50,707			62	L	50,769
Diluted	51,153			62	L	51,215

Primoris Services Corporation

Notes to Pro Forma Combined Financial Statements (Unaudited)

(Amounts in Thousands)

The unaudited pro forma combined balance sheet as of September 30, 2012 is presented as if the acquisition of Q3C had occurred on September 30, 2012.  The unaudited pro forma combined statements of operations for the nine months ended September 30, 2012, and the year ended December 31, 2011 are presented as if the acquisition of Q3C and the Other Acquisitions had occurred on January 1, 2011 with recurring acquisition-related adjustments for all of the acquisitions in each of the periods.

For Q3C, the statement of assets acquired and liabilities assumed as of the date of the acquisition is based on preliminary estimates of fair value as follows, in thousands:

Accounts receivable, net	17,947
Cost and earnings in excess of billings	4,358
Inventory and prepaid expenses	305
Property, plant and equipment	20,526
Investment in non-consolidated entities	573
Goodwill	13,287
Intangible assets	21,550
Accounts payable	(4,448)
Accrued expenses	(7,851)
Short term debt	(10,253)
Total fair value of the consideration transferred	55,994

For the Other Acquisitions, the statements of assets acquired and liabilities assumed are included in our Form 10Q for September 30, 2012.

(A)                               The columns for Primoris represent the financial statements as reported for the period shown.

(B)                               This column represents the historical financial information for Q3C.  It is based on the information provided by the historical statements included as Exhibit 99.2 of this Form 8K/A for the December 31, 2011 information and Exhibit 99.4 of this Form 8K/A for the September 30, 2012 information.

The December 2011 combined statement in Exhibit 99.2 includes both Q3C and Quality Real Estate Partners, LLC (“QREP”).  QREP was not included in the purchase by the Company of Q3C.  The following table is derived from the exhibit and provides the Q3C only information for inclusion in our pro forma statements:

	Combined
	Q3C & QREP
	Reported		Q3C Only
	December 31,		December 31,
	2011	Less QREP	2011

Revenues	$83,824	$0	$83,824
Cost of revenues	67,490	(49)	67,441

Gross Profit	16,334	49	16,383

Selling, general and administrative expenses	7,168	227	7,395
Operating income	9,166	(178)	8,988

Other income	53	0	53
Interest (expense)	(141)	48	(93)
Total other income (expense)	(88)	48	(40)

Income before income taxes	9,078	(130)	8,948

(C)                               The column for the Other Acquisitions represents the combined historical financial statements of the three acquired companies for the periods ended September 30, 2012 and December 31, 2011.  Sprint was acquired on March 12, 2012, Silva on May 30, 2012 and Saxon on September 28, 2012.

The 2012 results of operations for the Other Acquisitions from January 1, 2012 to the date of acquisition are included in the “Pro Forma Adjustments” column.   The results from the date of acquisition through September 30, 2012 are included in the consolidated Primoris Statement of Income column.

Note that the Primoris balance sheet on September 30, 2012 (Column A) includes the balance sheets of the Other Acquisitions.

(D)                               As part of the Q3C acquisition, the Company paid cash of $48.1 million and we committed to issue Primoris stock valued at $0.43 million based on the average closing price of our stock for the month of December 2012.  We will issue 29,273 shares of common stock in February 2013 based on that formula.

(E)                                In accordance with the Financial Accounting Standard Board (“FASB”), Accounting Standard Codification or ASC topic 805-10 for “Business Combinations”, the Q3C assets and liabilities were measured at fair value at the date of the acquisition.   On a preliminary basis, we increased the book value of Q3C’s fixed assets by $2.3 million, primarily machinery and equipment.

The resulting adjustment to depreciation expense is approximately $0.43 million for the pro forma nine months ended September 30, 2012 and $0.58 million for the pro forma year ended December 31, 2011.  The adjustment is charged to cost of revenues.

In a similar manner, we increased the book value for the fixed assets of the Other Acquisitions by $3.7 million.  Increased depreciation expense for the pro forma year ended December 31, 2011 was $0.576 million and increased depreciation expense for the pro forma nine months ended September 30, 2012 was increased by $0.093 million for the periods from January 1, 2012 to the date of the acquisition.  For the Other Acquisitions, depreciation expense from their acquisition dates to September 30, 2012 is included in the Primoris consolidated amounts.

(F)                                 Goodwill of $13.3 million for Q3C largely consists of expected benefits from the geographic expansion and presence of Q3C primarily in the upper Midwest region of the United States and expanded pipeline capabilities, the opportunity to extend our infrastructure operations and other synergies of the combined companies, the value of the assembled workforce, other intangible assets that did not qualify for separate recognition and other intangible assets that were not individually identified because they cannot be reliably measured.  Based on the terms of the purchase agreement, we expect that goodwill will be deductible for Federal or state tax purposes over a 15-year period.

Goodwill for the Other Acquisitions is included in the Primoris balance sheet at September 30, 2012.

(G)                               To determine the estimated fair value of intangibles acquired, Primoris engaged a third party valuation specialist to assist management.  Our valuation estimates are preliminary and subject to change.  Based on our preliminary assessment, the acquired intangible asset categories, fair value and average amortization periods, generally on a straight-line basis, are as follows:

	Q3C
	Amortization	Fair
	Period	Value (thousands)

Tradename	10 years	$6,650
Non-compete agreements	5 years	$450
Customer relationships	15 years	$14,450
Total		21,550

Pro forma amortization expense is approximately $1.287 million for the nine months ended September 30, 2012, included in selling, general and administrative expenses, with no expense included in cost of revenues.  For the year ended December 31, 2011, pro forma amortization expense was $1.72 million included in selling, general and administrative (“SG&A”) expenses.

The fair value of the tradename was determined based on the “relief from royalty” method, an approach under which fair value is estimated to be the present value of royalties saved because we own the intangible asset and therefore do not have to pay a royalty for its use.  The fair value for the non-compete agreements was valued based on a discounted “income approach” model including estimated financial results with and without the non-compete agreements in place.  The agreements were analyzed based on the potential impact competition from certain individuals could have on the financial results of the Company, assuming the agreements were not in place.  The customer relationships were valued utilizing the “excess earnings method” of income approach.  Estimated discounted cash flow associated with existing customers and projects was based on historical and market participant data.

For the Other Acquisitions, intangibles were identified by the Company in a manner similar to the Q3C process.  Intangible amortization expense for the pro forma year ended December 31, 2011 was increased by $0.93 million.  Intangible amortization expense for the pro forma nine months ended September 30, 2012 was increased by $0.38 million through the dates of the acquisition.  After the acquisition dates, the amortization expense is included in the Primoris consolidated amounts.

(H)                          Q3C incurred certain costs, including legal, accounting and tax consulting expenses relating to the sale of the business to Primoris, and amounted to $0.09 million in estimated costs.

Additionally, Primoris’ acquisition-related costs, consisting primarily of legal, accounting, tax consulting and due diligence expenses, were approximately $0.12 million.

(I)                                   The Company provided for additional cash consideration to the Q3C sellers in the form of an earnout.  The earnout is subject to Q3C attaining certain specified financial goals, with a maximum potential payout of $10 million.  The incentive provisions are based on Q3C achieving certain financial targets using income before interest, taxes, depreciation and amortization (“EBITDA”), as that term is defined in the Purchase Agreement.  The amounts are as follows:

First Earnout Period

Subject to certain specified adjustments, if Q3C’s EBITDA for the period commencing November 18, 2012 and ending December 31, 2013 is equal to or greater than $17.7 million, we have agreed to pay the Shareholders $3.75 million in cash.  An additional cash payment of $1.25 million will be paid if Q3C’s EBITDA equals or exceeds $19.7 million for the same period.

Second Earnout Period

Subject to certain specified adjustments, if Q3C’s EBITDA for the twelve month period commencing January 1, 2014 and ending December 31, 2014 is equal to or greater than $19.0 million, we have agreed to pay the Shareholders $3.75 million in cash.  An additional cash payment of $1.25 million will be paid if Q3C’s EBITDA equals or exceeds $22.0 million for the same period.

The estimated fair value of the total earnout consideration (adjusting to reflect the time value of money and a contingent probability factor) as of the closing date was approximately $7.45 million and is reflected as a liability on the Pro Forma Combined Balance Sheet.  The Company will record the amortization of the discount for the fair value of the contingent consideration of a potential payout of the liability as an “other expense”.

Upon meeting all of the contingency targets in the First Earnout Period, the sellers will receive $5.0 million and the Company will record an SG&A expense of $0.37 million.  Similarly, upon meeting all of the targets in the Second Earnout Period, the sellers would receive $5 million and the Company will record an SG&A expense of $0.93 million.

The Company provided additional contingent consideration for the Other Acquisitions, providing additional cash to the sellers, subject to achieving certain EBITDA targets.  The estimated fair value of the earnout contingencies at the time of each acquisition was approximately $5.4 million.  The Company records the amortization of the discount for the fair value of the contingent consideration of a potential payout of the liability as an “other expense”.

(J)            Reflects the elimination of Q3C’s equity and represents the book value of net assets acquired by Primoris.

(K)          The tax effect of both the income before income taxes for all of the acquisitions and the pro forma adjustments for the acquisitions are calculated using the Company’s corporate statutory rate of 39.0%.

(L)           The adjustment to earnings per share reflects the 62,052 shares of common stock issued to the sellers of Sprint in order to reflect the additional pro forma dilution.  Dilution for the nine months ended September 30, 2012 was increased for the period of January 1, 2012 to March 12, 2012, the date Sprint was acquired.